EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow Senior Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP ANNOUNCES COMPLETION

OF 5,670,000 SHARE COMMON STOCK OFFERING

WAYNE, NJ – August 13, 2009 – Valley National Bancorp (“Valley”) (NYSE:VLY), the holding company for Valley National Bank, announced today that it has completed its previously announced “at-the-market” common equity offering program. Valley issued 5,670,000 shares (including unsettled trades as of August 13, 2009) of common stock since the beginning of the offering on June 8, 2009 at a weighted average price per share of $12.89.

Gerald H. Lipkin, Chairman, President and CEO noted that, “We are very pleased with the market reception to our equity offering. The depth of interest in this offering reflects a strong level of investor confidence in the marketplace regarding Valley’s future prospects. The funds raised solidify our already strong, well-capitalized position and give us the added flexibility in the management of our balance sheet.”

Stifel, Nicolaus & Company and RBC Capital Markets Corporation acted as joint agents in connection with the equity offering.

This press release is not an offer to sell or purchase or a solicitation of acceptance of an offer to sell or purchase, which may be made only pursuant to the terms of the prospectus that Valley filed with the SEC in connection with this offering.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 195 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

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